SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(xx)  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(xx)  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                           Genesco Inc.
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(xx)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

(Logo, see appendix)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of shareholders of Genesco Inc. will be held at the Company's executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Wednesday, June 22, 1994 at 10:00 a.m. for the purposes of:
     1. electing eight directors;
     2. approving the appointment of Price Waterhouse as independent accountants for the Company for the fiscal year ending January 31, 1995;
     3. if presented at the meeting, acting upon a shareholder proposal regarding cumulative voting; and
     4. transacting such other business as may properly come before the meeting. Shareholders of record at the close of business on April 19, 1994 will be entitled to vote at the meeting.
By order of the board of directors.
Roger G. Sisson
Secretary
May 11, 1994
                                    IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

(Logo, see appendix)

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 22, 1994
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Genesco Inc. ("Genesco" or the "Company") to be voted at the annual meeting of shareholders to be held June 22, 1994, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This proxy material was first mailed to shareholders on or about May 11, 1994. The Company will pay the cost of solicitation. In addition to this solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. The Company has retained the firm of Georgeson & Co. Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of $7,750. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.
All valid proxies which are received will be voted in accordance with the recommendations of the board of directors, unless otherwise specified thereon. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy or by attending the annual meeting and voting his or her shares in person.
The board of directors is not aware of any matter to be submitted for consideration at the annual meeting other than those set forth in the accompanying notice. If any other matter properly comes before the meeting for action, proxies will be voted on such matter in accordance with the best judgment of the persons named as proxies.
                                       2
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
The Company's executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.
                               VOTING SECURITIES
The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.
As of April 19, 1994, the record date for determination of shareholders entitled to notice of and to vote at the annual meeting, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

CLASS OF                                            NO. OF      VOTES PER      TOTAL
STOCK                                               SHARES        SHARE        VOTES
Subordinated Serial Preferred Stock:
$2.30 Series 1                                        37,283        1            37,283
$4.75 Series 3                                        19,632        2            39,264
$4.75 Series 4                                        16,412        1            16,412
$1.50 Subordinated Cumulative Preferred Stock         29,917        1            29,917
Employees' Subordinated Convertible Preferred
  Stock                                               81,918        1            81,918
Common Stock                                      24,308,875        1        24,308,875

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. A plurality of the votes cast is necessary for the election of directors. The affirmative vote of a majority of the total votes cast either for or in opposition to any other proposal is necessary to approve it. Abstentions and shares represented at the meeting but not voted on a particular matter due to a broker's lack of discretionary voting power are counted for quorum purposes but are not counted as votes cast for or against a particular matter.
                             ELECTION OF DIRECTORS
Eight directors are to be elected by shareholders to hold office until the next annual meeting of shareholders and until their successors are elected and qualify. All nominees are presently serving as directors, and all have consented to serve if re-elected. The shares represented by the proxies which are received will be
                                       3
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
voted FOR the election of the following eight nominees, unless specified otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company's bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors. INFORMATION CONCERNING NOMINEES
The name, age and principal occupation of each of the nominees and certain information regarding his business experience are set forth below:
DAVID M. CHAMBERLAIN, 50, CHAIRMAN, SHAKLEE CORPORATION. Mr. Chamberlain joined Shaklee Corporation, a manufacturer and marketer of consumer products, in 1983 as president and chief operating officer, was elected a director in 1983 and served as chief executive officer from 1985 until 1993. He has been chairman of Shaklee Corporation since 1989. Prior to 1983 he was senior vice president and group executive of Nabisco Brands Ltd., Canada. He has been a director of Genesco since 1989. He also serves as the Chairman of the Board of Trustees of the University of California at San Francisco.
W. LIPSCOMB DAVIS, JR., 62, PARTNER, HILLSBORO ENTERPRISES. Mr. Davis has been a principal of Hillsboro Enterprises, an investment partnership, and of its corporate predecessor since 1960. He has been a director of Genesco since 1988. He is a director of American General Corp., Third National Bank in Nashville and Thomas Nelson, Inc.
JOHN DIEBOLD, 67, CHAIRMAN, THE JD CONSULTING GROUP, INC. Mr. Diebold is Chairman of The JD Consulting Group, Inc., a management consulting firm which he founded in 1954. He has been a director of Genesco since 1969. He is also Chairman of The Diebold Institute for Public Policy Studies, Inc., a foundation, as well as trustee of a number of universities, public policy groups and scientific institutions.
HARRY D. GARBER, 65, CHAIRMAN OF THE BOARD OF GENESCO. Mr. Garber became chairman of Genesco on January 31, 1994, having been a director of Genesco since 1976. He was employed by The Equitable Life Assurance Society of the United States, a major provider of life insurance, health insurance and annuities from 1950 until June 1993 and had served as its vice chairman since 1984. He also serves as vice chairman of the board of Howard University.
JOEL C. GORDON, 65, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, SURGICAL CARE AFFILIATES, INC. Mr. Gordon has been chairman of the board of Surgical Care Affiliates, Inc., an owner and operator of freestanding outpatient surgical
                                       4
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
centers, since its founding in 1982 and has served as its chief executive officer since 1987. Mr. Gordon was a founder and served as president and vice-chairman of the board of General Care Corp., an owner and operator of general acute care hospitals, from 1969 until it was sold to Hospital Corporation of America in 1980. He has been a director of Genesco since June 1992. Mr. Gordon is a director of Surgical Care Affiliates, Inc., Third National Bank in Nashville and Healthwise of America, Inc.
E. DOUGLAS GRINDSTAFF, 53, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF GENESCO. Mr. Grindstaff was elected president and chief operating officer on April 22, 1992 and chief executive officer as of February 1, 1993. In 1962 Mr. Grindstaff joined Procter & Gamble Inc. where he served in a number of manufacturing, marketing and general management positions until his election as president of Genesco. From 1987 to 1991 he was president of Procter & Gamble's Canadian operations and most recently was president of Procter & Gamble Cellulose Company. He has been a director of Genesco since April 1992. He is also a director of Goody's Family Clothing, Inc.
WILLIAM A. WILLIAMSON, JR., 58, PRIVATE INVESTOR. Mr. Williamson was employed from 1958 to 1992 by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals, drug store sundries and medical, surgical and veterinary products, and was elected chief executive officer of that company in 1974 and named as its chairman in 1981. He has been a director of Genesco since 1989. Mr. Williamson is a director of AmSouth Bancorporation.
WILLIAM S. WIRE II, 62, RETIRED CHAIRMAN OF GENESCO. Mr. Wire joined the Company in 1962, was elected a vice president in 1971, senior vice president -- finance in 1984 and vice chairman and a director in 1985. He was elected president and chairman in 1986, served as chief executive officer from 1986 until January 31, 1993 and retired as chairman on January 31, 1994. Mr. Wire is a director of First American Corporation, First American National Bank and Dollar General Corporation.
BOARD COMMITTEES AND MEETINGS
The board of directors met nine times during the fiscal year ended January 31, 1994 ("Fiscal 1994"). No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he served during Fiscal 1994. A description of each board committee and its membership follows.
                                       5
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
AUDIT COMMITTEE
     Members: Joel C. Gordon (chairman), W. Lipscomb Davis, Jr., Harry D. Garber
              (until February 1, 1994), and William A. Williamson, Jr. (since February 23, 1994)
The audit committee met five times in Fiscal 1994. The functions of the audit committee are (i) to serve as the primary means of communication between the board of directors and both the independent accountants and the corporate auditor, (ii) to assist and make recommendations to the board of directors in fulfilling its responsibilities relating to the Company's accounting, financial reporting and internal accounting control policies and practices, (iii) to review with the independent accountants and the corporate auditor the scope of the annual audit plan, the results of the annual audit and the adequacy of the Company's internal accounting controls, (iv) to make recommendations to the board of directors with respect to the selection of independent accountants, (v) to approve the fees payable to the independent accountants, (vi) to review any non-audit services rendered by the independent accountants, (vii) to monitor compliance with the Company's business ethics policies and (viii) to engage independent accountants and other professional advisors to conduct such special reviews or studies as the committee deems appropriate in fulfilling its responsibilities.
NOMINATING COMMITTEE
     Members: W. Lipscomb Davis, Jr. (chairman), David M. Chamberlain, John
              Diebold and Harry D. Garber
The nominating committee met three times in Fiscal 1994. The function of the nominating committee is to make recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members and (iv) the succession of the executive officers of the Company. The nominating committee will consider for nomination as directors qualified nominees recommended by shareholders, who may submit recommendations to the committee in care of the secretary of the Company, giving in detail the qualifications and experience of the persons so recommended.
                                       6
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
COMPENSATION COMMITTEE
     Members: David M. Chamberlain (chairman), John Diebold and William A.
              Williamson, Jr.
The compensation committee met six times in Fiscal 1994. The functions of the compensation committee are (i) to approve the compensation of the officers of the Company, (ii) to review the salary ranges applicable to other employees of the Company whose base annual salary is at the rate of $125,000 or more, (iii) to make recommendations to the board of directors with respect to the compensation of directors, (iv) to review and provide assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action by the board of directors is required, (v) to serve as the primary means of communication between the administrator of the Company's employee benefit plans and the board of directors and (vi) to administer the Company's Key Executives Stock Option Plan, the 1987 Stock Option Plan, the Stock Savings Plan and the Restricted Stock Plan for Directors.
FINANCE COMMITTEE
     Members: Harry D. Garber (chairman), Joel C. Gordon, E. Douglas Grindstaff,
              William A. Williamson, Jr. and William S. Wire II
The finance committee met six times in Fiscal 1994. The functions of the finance committee are (i) to review and make recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities, (d) the declaration/omission of dividends and (e) the annual capital expenditure and charitable contribution budgets; (ii) to serve as the primary means of communication between the board of directors and the investment committee, the trustees of the Genesco Restricted Investments Pension Trust and the vice president -- finance of the Company regarding the activities of such committee, trustees and officer in respect of certain of the Company's employee benefit plans (as that term is defined in the Employee Retirement Income Security Act of 1974) and (iii) to appoint, remove and approve the compensation of the trustees under any employee benefit plan.
                                       7
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
DIRECTOR COMPENSATION
Directors who are not employees of the Company receive a retainer of $15,000 a year and a fee of $750 for each board or committee meeting attended in person or $500 for each meeting by telephone. Each committee chairman receives an additional $2,000 a year. Directors who are employees do not receive any compensation for serving as directors. The Company will defer the payment of all or any portion of a director's fees. Amounts deferred accrue interest at the prime rate. No director is currently deferring payment of a director's fees. The Company also pays the premiums for directors who are not employees on $50,000 of coverage under the Company's group term life insurance policy plus additional cash compensation to offset income taxes imputed to directors for such premiums. Harry D. Garber serves as chairman of the Company's board of directors under a consulting arrangement pursuant to which he receives $12,500 per month in addition to the standard directors' fees and retainer. Prior to his election as chairman, Mr. Garber was retained by the Company as a consultant with regard to pension plan issues. He received $3,000 plus expenses for his services in this capacity before his election as chairman.
William S. Wire II was employed by the Company under an agreement dated January 9, 1993 pursuant to which he served as chairman of the Company at a base salary of $525,000 a year through January 31, 1994 and agreed to serve thereafter as a consultant to the Company at the same base annual salary until January 31, 1997. The Company also agreed to make supplementary retirement benefit payments to Mr. Wire under agreements dated October 18, 1988 and January 9, 1993. See "Executive Compensation -- Pension Plan" below.
The Restricted Stock Plan for Directors was approved by shareholders on June 21, 1988. The plan, which provides for issuance of a maximum of 100,000 shares of common stock, subject to adjustment under certain circumstances, provides for the issuance to each non-employee director at three-year intervals of shares of common stock valued at $15,000 (not to exceed 5,000 shares). The shares are subject to restrictions on transfer and, with certain exceptions, are subject to forfeiture if the director's service terminates in the three-year period following the date of issuance. As of April 30, 1994, 63,475 shares of common stock had been issued pursuant to the plan, of which 9,902 shares had been forfeited, leaving 46,427 shares available for future grants.
                                       8
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
                        SECURITY OWNERSHIP OF OFFICERS,
                      DIRECTORS AND PRINCIPAL SHAREHOLDERS
PRINCIPAL SHAREHOLDERS
The following table sets forth the ownership of persons known to beneficially own more than 5% of the various classes of voting securities described on page 3 taken as a single voting group. Beneficial ownership of these shares consists of sole voting and investment power.

                                                       CLASS
                                                         OF       NO. OF      PERCENT
NAME AND ADDRESS                                       STOCK      SHARES      OF CLASS
Richard C. Blum & Associates, Inc.                     Common    2,026,600(1)    8.5
909 Montgomery Street
Suite 400
San Francisco, CA 94133
Brinson Partners, Inc.                                 Common    1,229,500(2)    5.3
Brinson Trust Company
Brinson Holdings, Inc.
209 South LaSalle
Chicago, IL 60604-1295

(1) This information is as of July 1, 1993 and is based on statements in
    Schedule 13D. These shares are deemed to be beneficially owned by Richard C. Blum, who is the majority shareholder of Richard C. Blum & Associates, Inc. The number of shares shown includes shares owned by (i) two investment partnerships, BK Capital Partners III, L.P. and BK Capital Partners IV, L.P., for each of which Richard C. Blum & Associates, Inc. is the sole general partner and (ii) the Carpenters Pension Trust of Southern California, for which Richard C. Blum & Associates, Inc. is the investment advisor.
(2) This information is as of December 31, 1993 and is based on statements in
    Schedule 13G.
                                       9
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
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of April 1, 1994 regarding the beneficial ownership of the Company's common stock by each of the Company's current directors, the Company's executive officers required to be named in the Company's summary compensation table appearing elsewhere in the proxy statement and the current directors and officers as a group.

                                                                              NO. OF
NAME                                                                         SHARES(1)
David M. Chamberlain                                                        28,898
W. Lipscomb Davis, Jr.                                                      31,826      (2)
John Diebold                                                                11,832
Harry D. Garber                                                              8,326
Joel C. Gordon                                                              18,225      (3)
E. Douglas Grindstaff                                                      474,000      (4)
James S. Gulmi                                                             117,300      (4)
Ben T. Harris                                                                5,710      (4)
Fowler H. Low                                                               45,500      (4)
William A. Williamson, Jr.                                                  20,076
William S. Wire II                                                         138,474      (4)
Directors and Officers as a Group                                          933,780      (4)(5)

(1) Each director and officer owns less than 1% of the outstanding shares of the Company's common stock, except for Mr. Grindstaff who owns 1.9%.
(2) Includes 10,000 shares of common stock owned by Mr. Davis' mother, for which he holds a power of attorney. Mr. Davis disclaims beneficial ownership of such shares.
(3) Includes 2,000 shares owned by a partnership of which Mr. Gordon's children are the general partners and for which Mr. Gordon exercises voting and investment control.
(4) Includes (i) with respect to Messrs. Grindstaff, Gulmi, Harris, Low and Wire, 200,000, 117,300, 5,710, 45,500 and 130,000 shares, respectively, which may be purchased within 60 days upon exercise of options granted to them under the Company's stock option plans and (ii) with respect to all current executive officers, a total of 532,123 shares which may be purchased within 60 days upon exercise of options under such plans.
(5) Constitutes 3.8% of the Company's outstanding common stock.
                                       10
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
COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.
Based solely on a review of copies of reports filed with the SEC and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Mr. Low failed to file a Form 4 reflecting his sale of shares of common stock in May 1994 until six days after it was due.
                                       11
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
                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation from the Company earned by or awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers and two additional individuals who would have fit the latter category but for the fact that they were not executive officers of the Company at January 31, 1994, for each of the fiscal years ended January 31, 1992, 1993 and 1994.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                         ANNUAL COMPENSATION           SECURITIES
                                                      OTHER ANNUAL     UNDERLYING       ALL OTHER
                                  SALARY     BONUS   COMPENSATION(1)    OPTIONS     COMPENSATION(1)(2)
NAME AND PRINCIPAL POSITION YEAR    ($)       ($)          ($)            (#)              ($)
William S. Wire            1994   525,000         0       4,378                0           9,735
 Chairman                  1993   506,250   300,000       4,171          100,000          10,062
                           1992   412,500         0                       70,000
E. Douglas Grindstaff      1994   500,000         0           0                0          12,067
 President and Chief       1993   333,333   500,000           0          300,000          12,067
 Executive Officer         1992       N/A       N/A                          N/A
James S. Gulmi             1994   197,000         0         632           10,000           1,402
 Vice President --         1993   185,750   137,455         611           10,000           1,676
 Finance                   1992   173,250         0                       20,000
Fowler H. Low              1994   218,500   131,100           0            7,000           5,609
 President and Chief       1993   216,000   148,114           0            7,000           5,609
 Executive
 Officer, Johnston &       1992   211,500    31,725                       17,500
 Murphy,
 a division of Genesco
Ben T. Harris              1994   161,250         0           0            7,000           1,890
 President, Jarman Shoe    1993   156,250    93,750           0            7,000             798
 Company, a division of    1992   105,916    21,964                        4,000
 Genesco
Norman M. Fryman           1994   195,611         0           0                0           1,260
 President, The Greif      1993   325,000   195,000           0            8,000             798
 Companies, a division of  1992   306,250         0                       20,000
 Genesco(3)
James W. O'Brien           1994   173,000         0           0                0          91,300
 Vice President -- Human   1993   173,000   101,205           0            4,000               0
 Resources(4)              1992   167,000         0                       15,000

(1) Pursuant to the SEC's transition rules, amounts paid prior to Fiscal 1993 are excluded from this column.
(2) The amounts shown in this column reflect the value of amounts paid by the Company with respect to life insurance policies, except that $86,500 of the amount shown for Mr. O'Brien is a cash payment made in connection with the termination of his employment.
(3) Mr. Fryman resigned effective September 3, 1993.
(4) Mr. O'Brien resigned effective August 1, 1993.
                                       12
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
OPTION GRANTS IN FISCAL 1994
The following table sets forth information regarding stock options granted to the named executive officers in Fiscal 1994 and the potential realizable values of those options assuming the market price of the Company's common stock increases at annual rates of 5% and 10%, compounded annually, until they expire ten years after the date of grant. The potential realizable values shown in the table are hypothetical, have not been discounted to reflect their present value and are not intended as a forecast of future stock price appreciation. Any gains which may be realized upon exercise of such options will depend upon the actual market price of the Company's common stock on the date the option is actually exercised.

                                                                                    POTENTIAL
                                                                                 REALIZABLE VALUE
                                                                                    AT ASSUMED
                      NUMBER OF                                                  ANNUAL RATES OF
                      SECURITIES     % OF TOTAL                                    STOCK PRICE
                      UNDERLYING      OPTIONS                                    APPRECIATION FOR
                       OPTIONS       GRANTED TO       EXERCISE                   OPTION TERM (10
                      GRANTED(1)     EMPLOYEES          PRICE       EXPIRATION        YEARS)
NAME                     (#)       IN FISCAL YEAR   ($ PER SHARE)      DATE      5% ($)   10% ($)
William S. Wire II           0
E. Douglas
  Grindstaff                 0
James S. Gulmi          10,000          3.75            $5.50       12/08/2003   34,595   87,659
Fowler H. Low            7,000          2.62            $5.50       12/08/2003   24,217   61,361
Ben T. Harris            7,000          2.62            $5.50       12/08/2003   24,217   61,361
Norman M. Fryman             0
James W. O'Brien             0

(1) All options granted are intended to be incentive stock options for federal income tax purposes and become exercisable in four equal annual installments beginning December 8, 1994.
All stock option grants were made under the Company's 1987 Stock Option Plan. The option price per share may not be less than the fair market value of the Company's common stock (the closing price of the stock on the New York Stock Exchange) on the date the option is granted. Options may not be exercised during the first twelve months after the date of grant. Thereafter, options may be exercised as determined by the compensation committee of the board of directors. The term of options may not exceed 10 years. All options granted during Fiscal
                                       13
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
1994 expire 10 years after the date of grant, subject to earlier expiration upon termination of employment.
AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND YEAR END OPTION VALUES
The following table sets forth information concerning (i) stock options exercised during Fiscal 1994 by the named executive officers, (ii) the number of shares subject to unexercised options held by such persons at January 31, 1994, indicating those currently exercisable and those not yet exercisable and (iii) the value of such unexercised options on January 31, 1994. The realized value of an exercised option is the market value of the common stock on the date exercised less the exercise price. The values of unexercised options are calculated by subtracting the exercise price from the closing market price of the common stock as quoted on the New York Stock Exchange on January 31, 1994 ($4.125). In-the-money options are those whose exercise price is below market value.

                                                      NUMBER OF SHARES        VALUE OF UNEXERCISED IN-
                                                   UNDERLYING OPTIONS AT        THE-MONEY OPTIONS AT
                  SHARES ACQUIRED     VALUE         FISCAL YEAR-END (#)         FISCAL YEAR-END ($)
NAME              ON EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
William S. Wire
  II                   90,000         415,625       87,500       145,635      19,688.00      6,563.00
E. Douglas
  Grindstaff                0               0      100,000       200,000              0             0
James S. Gulmi              0               0       61,800        30,000       5,625.00      1,875.00
Fowler H. Low          25,000         142,375       43,000        23,500       1,875.00      1,875.00
Ben T. Harris          22,000          92,019        5,625        13,875         469.00        469.00
Norman M. Fryman       66,250         293,312            0             0              0             0
James W. O'Brien       47,250         209,875            0             0              0             0

LONG-TERM INCENTIVE PLAN AWARD IN FISCAL 1994
Mr. Grindstaff's employment agreement with the Company (see "Agreements with Management" below) was amended on December 8, 1993, to provide that if, at the end of any of the four fiscal years ended January 31, 1995 through 1998, the Company meets a specified cumulative pre-tax earnings goal for the period beginning February 1, 1994, he will be eligible to receive a restricted stock bonus. Any such bonus will be payable in shares of the Company's common stock in an amount equal to (i) 300,000 multiplied by (ii) the amount by which the fair market value of a share of the Company's common stock (determined after the public announcement of the Company's results of operations for the fiscal year in which the Company achieves the cumulative pre-tax earnings goal) exceeds $6.00, divided by (iii) such fair market value of the Company's common stock. The amended restricted stock bonus provision replaced the previous stock bonus agreement which conditioned the award on the Company's satisfying certain pre-tax earnings goals in any two consecutive fiscal years during the four fiscal years ending January 31, 1993 through 1996. Any restricted stock bonus shares will be subject to a risk of forfeiture if Mr. Grindstaff terminates his employment, which risk of forfeiture lapses with respect to one-third of such shares at the end of each of the three years after the end of the fiscal year in which the Company achieves the cumulative pre-tax earnings per share goal. The agreement, as amended, also provides that, if the Company has met certain interim cumulative pre-tax earnings goals as of the end of the month preceding the occurrence of a change in control, Mr. Grindstaff will be entitled to receive a reduced restricted stock bonus based on the cumulative interim pre-tax earnings achieved in relation to the specified four-year goal. Any bonus shares issued upon a change in control would not be subject to forfeiture. The board may in its discretion adjust the pre-tax earnings goal at the end of any fiscal year to reflect the effect of (i) any substantial charge or credit to income of an unusual or nonrecurring nature arising out of the disposition of any of the Company's operating divisions or (ii) any change in accounting principles resulting in a substantial increase in pre-tax earnings. No other executive officer is a party to any long-term incentive plan. The following table reflects Mr. Grindstaff's restricted stock bonus agreement:

                                                NUMBER OF
                                              SHARES, UNITS      PERFORMANCE OR OTHER
                                                OR OTHER       PERIOD UNTIL MATURATION
NAME                                           RIGHTS (#)             OR PAYOUT
E. Douglas Grindstaff                            300,000       Four Fiscal Years Ending
                                                                  January 31, 1995-1998

PENSION PLAN
The following table shows the estimated annual benefits calculated under the Genesco Retirement Plan formula at normal retirement (age 65) as a straight life annuity, disregarding the Internal Revenue Code limitations on annual benefit payments under the Plan (currently $118,800). The pension benefits shown are not subject to any deduction for social security or other offset amounts.

                                      YEARS OF BENEFIT SERVICE
10 YEAR AVERAGE        15           20           25           30           35
  $   125,000       $ 23,879     $ 31,839     $ 39,799     $ 47,759     $ 55,719
      150,000         29,130       38,839       48,549       58,259       67,969
      175,000         34,381       45,839       57,299       68,759       80,219
      200,000         39,632       52,839       66,047       79,259       92,469
      225,000         44,883       59,839       74,799       89,759      104,719
      250,000         50,134       66,839       83,549      100,259      116,969
      300,000         60,636       80,839      101,049      121,259      141,469
      350,000         71,138       94,839      118,549      142,259      165,969
      400,000         81,630      108,839      136,049      163,259      190,469
      450,000         92,142      122,839      153,549      184,259      214,969
      500,000        102,644      136,839      171,049      205,259      239,469
      550,000        113,146      150,839      188,549      226,259      263,969
      600,000        123,648      164,839      206,049      247,259      288,469
      700,000        144,652      192,839      241,049      289,259      337,469
      800,000        165,656      220,839      276,049      331,259      386,469
      900,000        186,660      248,839      311,049      373,259      435,469
    1,000,000        207,664      276,839      346,049      415,259      484,469

The Genesco Retirement Plan is a noncontributory, qualified pension plan providing retirement benefits to eligible participants based on a formula which takes into consideration the average of the 10 highest consecutive years' earnings of the participant, years of benefit service and other factors. A participant has no vested rights under the Plan until he has 5 years of service with the Company.
The years of benefit service of the persons named in the Summary Compensation Table are: William S. Wire II -- 31 years; E. Douglas Grindstaff -- 2 years; James S. Gulmi -- 22 years; Norman M. Fryman -- 7 years; Ben T. Harris -- 26 years; James W. O'Brien -- 7 years; and Fowler H. Low -- 32 years. The earnings of such persons for purposes of computing benefits under the Plan are substantially the same as set forth in the Summary Compensation Table in the salary and annual bonus columns, except that the Internal Revenue Code limits to $150,000 the amount of a person's annual earnings which may be taken into account in calculating benefits under the Plan during the calendar year 1994. This limit was $235,840 for calendar year 1993.
The Company has agreed to make supplementary retirement benefit payments from the general funds of the Company to Mr. Wire pursuant to agreements dated October 18, 1988 and January 9, 1993 and to Mr. Grindstaff pursuant to his employment agreement dated April 22, 1992 in amounts equal to the difference between the retirement benefits payable under the Plan and the benefits which would have been payable if the Internal Revenue Code limitations on eligible earnings and maximum payments described above had not been imposed. The agreements with Mr. Wire further provide that his total annual benefits under the Plan and his supplementary retirement agreements will not be less than $260,000. By an agreement dated February 27, 1991, the Company established a trust for Mr. Wire to be funded in the event of a change of control of the Company (as defined in the change of control agreements described under the heading "Agreements with Management" below) through a cash payment by the Company in actuarially determined amounts required to provide that portion of the supplementary benefit payments as of the date of the change of control. AGREEMENTS AND RELATIONSHIPS WITH MANAGEMENT
William S. Wire II is employed by the Company as a consultant under an agreement dated January 9, 1993 pursuant to which he served as chairman of the Company at a base salary of $525,000 a year through January 31, 1994. See "Election of Directors -- Director Compensation" above.
E. Douglas Grindstaff is employed by the Company under an agreement dated April 22, 1992, as amended December 8, 1993. The agreement, which expires on April 30,1995, provides for a base salary of $500,000 a year, subject to annual increase at the discretion of the board of directors. Mr. Grindstaff received a cash bonus of $150,000 upon the commencement of his full-time employment and is eligible to receive annual cash incentive bonuses of up to 100% of his annual base salary. The amount of any annual incentive bonus will be at the discretion of the board of directors based on the Company's operating results during, and its financial condition at the end of, each fiscal year and on Mr. Grindstaff's individual performance and achievement of certain corporate and personal objectives which are to be determined by the board of directors at the beginning of each fiscal year.

Mr. Grindstaff received no incentive bonus with respect to Fiscal 1994. The agreement with Mr. Grindstaff, as amended, also provides that he will be eligible to receive a restricted stock bonus if the Company meets a specified cumulative pre-tax earnings goal at the end of any fiscal year during the four fiscal years ending January 31, 1995 through 1998. See "Long-Term Incentive Plan Award" above. In the event of a change of control of the Company, the terms of Mr. Grindstaff's employment under his agreement will be substantially the same as those provided in agreements with other key executives of the Company as described below, except that a change in control may trigger accelerated issuance, in part or in whole, of the bonus shares, as described in "Long-Term Incentive Plan Award" above. Mr. Grindstaff is also entitled to receive supplemental pension benefits if he becomes eligible to receive retirement benefits under the Genesco Retirement Plan. See "Executive
Compensation -- Pension Plan."
Thomas B. Clark is employed as Executive Vice President-Administration and General Counsel under a three-year agreement dated December 8, 1993. The agreement provides for an annual salary of $250,000, subject to annual increase at the discretion of the compensation committee. Mr. Clark is eligible to receive annual cash bonuses of up to 80% of annual base salary under the Company's management incentive compensation plan and will receive a cash bonus of not less than $100,000 in each of Fiscal 1995 and 1996. Pursuant to the agreement, he was granted a 75,000 share stock option, vesting in three equal annual installments beginning in 1994, under the Company's 1987 Stock Option Plan. The agreement also contains change of control provisions substantially identical to those described below. From August 1987 through December 1993, Mr. Clark was a partner in the law firm of Boult, Cummings, Conners & Berry. In the fiscal year ended January 31, 1994, the Company paid legal fees totalling $1,900,000 to the firm.
Michael A. Corbett is employed as Treasurer of the Company under an agreement dated October 26, 1993. The agreement provides for a monthly salary of $11,250 per month. Mr. Corbett is eligible to receive an annual cash bonus of up to 30% of annual base salary under the Company's management incentive compensation plan and will receive a cash bonus of at least $15,000 for Fiscal 1995 if he is employed by the Company through January 31, 1995. Pursuant to the agreement, he was granted a 2,000 share stock option, vesting in four equal annual installments beginning in 1994, under the Company's 1987 Stock Option Plan.

In addition to the change of control agreements with Messrs. Grindstaff and Clark, at various times from 1981 to 1994 the Company entered into substantially identical change of control agreements with its executive officers and certain other key executives. Among the named executive officers, Messrs. Gulmi, Low and Harris are currently parties to such agreements. Mr. Corbett, Robert E. Brosky, the Company's controller and chief accounting officer, and Roger G. Sisson, corporate secretary and assistant general counsel, are also parties to such agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 25% or more of the voting power of the Company's outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the effective date of the agreement. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the effective date. If the executive's employment is terminated by the Company during the term of the agreement, the executive shall be entitled to (i) continue to receive the compensation provided for under the agreement, subject to reduction for compensation received in any other employment during the remainder of the term, or (ii) elect to receive a lump-sum severance allowance equal to the present value of the compensation he would otherwise receive under the agreement for the remainder of the term, but not to exceed two years.
All stock options granted by the Company become immediately vested and exercisable upon a change of control as defined in the stock option agreements entered into with each optionee, provided that at least one year has elapsed since the date the option was granted. The definition of change of control in the stock option agreements is substantially the same as in the change of control agreements described above.
Pursuant to an August 31, 1987 agreement with Norman M. Fryman, who resigned as president of The Greif Companies on September 3, 1993, payment of up to $50,000 of any annual cash incentive compensation was to be deferred and credited to a deferred compensation account. By an amendment dated as of March 1, 1991, that amount was reduced to $26,135. To the extent his incentive compensation was less than $26,135, his base salary was deferred to achieve an aggregate annual deferral of $26,135. Amounts deferred have borne interest at the prime rate since the termination of Mr. Fryman's employment. The balance of Mr. Fryman's deferred compensation account was reduced to the extent that the balance was greater than the loan value of a split-dollar life insurance policy covering Mr. Fryman and by taxes accrued with respect to such policy. The adjusted balance of approximately $233,800 is to be paid to Mr. Fryman in five annual installments, the first of which will be paid in July 1994.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  GENERAL
The compensation committee (the "Committee") of Genesco's board of directors has general oversight responsibility for the compensation of the Company's executive officers. See "Election of Directors -- Compensation Committee" for a detailed description of the functions of the Committee. The Committee is currently composed of the three directors named at the end of this report, none of whom are employees of the Company.
The compensation policies of the Company are designed to attract and retain qualified key management personnel and to provide motivation and reward for achievement of the operating and strategic goals and objectives of the Company. It is the Company's policy to provide executive officers with the opportunity, through annual cash incentive compensation, to earn above-average total cash compensation based on the achievement of performance-related goals. The principal components of Genesco's executive compensation program currently are base salary, annual cash incentive compensation and stock options.
  BASE SALARY
It is the Company's general policy to pay competitive base salaries to its executive officers. Salary ranges are established for each executive officer's position, the mid-points of which approximate the median base salary ranges for positions of similar scope, complexity and responsibility in companies with comparable sales volume. The Committee annually reviews and, if appropriate, adjusts executive officers' salary ranges after considering the results of broad-based salary surveys conducted by nationally-recognized, independent compensation consultants. The survey data upon which the Committee relies in determining executive officer base salaries and total cash compensation potential is limited neither to companies in the specific industries in which the Company competes nor to the companies included in the S&P weighted average industry index included in the stock performance graph. The Committee believes that the Company competes with employers outside the specific industries in which it does business to hire and retain qualified executives. ln making individual base salary decisions, the Committee considers, in its subjective judgment, in addition to relevant market survey data, (i) the executive's experience, management and leadership ability and technical skills; (ii) the executive's compensation history; (iii) corporate or, if appropriate, operating unit performance (primarily pre-tax earnings); and
(iv) individual performance, without any weighting of the particular factors. ANNUAL INCENTIVE COMPENSATION
Executive officers participate in Genesco's annual management incentive compensation plan (the "MlC Plan") which is designed to retain, motivate and focus the attention of management on the achievement of the Company's annual operating plan and other objectives. The Committee annually reviews and makes recommendations to the board of directors regarding the adoption of the MIC Plan. The MlC Plan for each year is approved by the board. Approximately 68 key executives and 99 other management employees participated in the MIC Plan for the fiscal year ended January 31, 1994 (the "1994 MIC Plan"). Participants in the 1994 MIC Plan were selected by the chief executive officer, who was not eligible to participate in the 1994 MIC Plan. Participants were eligible to earn maximum cash awards in amounts equal to a percentage (ranging from 15% to 80%) of their base annual salaries. The chief executive officer determined the maximum amount which individuals were eligible to receive based, in his judgment, on the executive's position, the competitive incentive award opportunities available in other companies and the executive's total cash compensation potential. As a result, executives with higher base salaries had a greater percentage of their total cash compensation at risk and contingent upon accomplishment of business objectives. In connection with the recruitment of Thomas B. Clark as the Company's Executive Vice President-Administration and General Counsel, the Committee approved a provision in his employment contract for a minimum bonus of $100,000 in each of Fiscal 1995 and 1996. See "Agreements and Relationships with Management" above. As Mr. Clark is eligible to receive an award of up to 80% of his base annual salary under the MIC Plan for the fiscal year ending January 31, 1995, a portion of his Fiscal 1995 compensation remains contingent upon the accomplishment of performance-related goals, notwithstanding the provision for a minimum bonus.
During the fiscal year ended January 31, 1994, executive officers of the Company were eligible to receive from 30% to 80% of their base annual salaries. Only one of the named executive officers received a bonus under the terms of the 1994 MIC Plan. See the Summary Compensation Table above. With respect to the 1994 MIC Plan, the amounts of any actual awards payable to participants were based in part (75% for executives who have operating responsibilities and 50% for executives who have staff responsibilities) on the achievement of pre-tax earnings goals of the Company and, with respect to executives with operating responsibilities, of the business units in which the participant was employed. These goals were determined by the chief executive officer, in his subjective judgment, at the beginning of the year with reference to the Company's annual operating plan approved by the board of directors. The remaining portion of the award (25% for executives who have operating responsibilities and 50% for executives who have staff responsibilities) was based on an assessment, made by the chief executive officer, of more qualitative or subjective factors such as achievement of departmental or individual goals and objectives and individual contributions to the success of the Company, without any weighting of the particular factors.
  STOCK OPTIONS
The Committee believes that granting stock options to selected key employees of the Company provides them with a strong incentive to make decisions which are in the long-term best interests of the Company and, as such, serves to balance the short-term annual cash incentive component of executive compensation. The Committee further believes that options tend to align the financial interests of management with those of the Company's shareholders, since the value of an option is dependent upon improvement in the Company's performance and in the recognition of that improved performance in the market for the Company's common stock. Options are granted with an exercise price equal to the fair market value of the stock on the date of grant. Options are typically granted to executive officers and other key employees on an annual basis and typically become exercisable in installments of 25% of the total number of shares subject to the options. Options expire ten years after the date of grant. Staggering the vesting of exercise rights requires the executive to remain employed by the Company for a period of four years to fully realize any gain on the total number of shares covered by the option. A total of 83 employees of the Company held options to purchase shares of the Company's common stock as of April 1, 1994. A total of 70 employees received stock option grants in 1994. In making stock option grants, the Committee considers the recommendations of the chief executive officer and the human resources department and, with respect to the executive officers and certain other key executives of the Company, also makes its own independent, subjective judgment as to the individual's past performance and expected future contributions. The number of shares subject to options which have been previously granted to an executive and the number of shares available for future grants to all participants are also factors considered by the Committee. Option recommendations made to the Committee are based in large part on the individual employee's base salary, adjusted to reflect the Committee's assessment of the same factors considered in determining such employee's base salary.
  CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. Grindstaff is employed by the Company under an agreement dated April 22, 1992. The agreement, which expires on April 30, 1995, provides for a base salary of $500,000 a year, subject to increase at the discretion of the board of directors. Mr. Grindstaff is eligible to receive annual cash incentive bonuses of up to 100% of his annual base salary. The amount of any annual incentive bonuses is at the discretion of the board of directors, based upon the Company's operating results during, and its financial condition at the end of, each fiscal year and on Mr. Grindstaff's individual performance as assessed by the board of directors in its subjective judgment. The Company's operating results during the fiscal year ended January 31, 1994 and its financial condition at that date were considered by the Committee, which did not recommend to the board that Mr. Grindstaff receive an increase in base salary or an incentive bonus with respect to Fiscal 1994.
The agreement with Mr. Grindstaff originally provided that he would be eligible to receive a restricted stock bonus if the Company met certain pre-tax earning goals in any two consecutive fiscal years during the four fiscal years ending January 31, 1993 through 1996. In December 1993, the Committee recommended to the board and the board approved an amendment to the agreement adjusting the bonus provision to provide for the restricted stock bonus to be awarded if the Company has met a specified cumulative pre-tax earnings goal at the end of any fiscal year during the four fiscal years ending January 31, 1995 through 1998. See "Long-Term Incentive Plan Award" above. In the event of a change in control of the Company, the terms of Mr. Grindstaff's employment under his agreement are substantially the same as those provided in the agreements for the other key executives of the Company as described below, except that a change of control may trigger accelerated issuance, in part or in whole, of the bonus shares. Mr. Grindstaff is also entitled to receive supplemental pension benefits if he becomes eligible to receive retirement benefits under the Genesco Retirement Plan. See "Executive Compensation -- Pension Plan."
The Committee voted to adjust the restricted stock bonus formula pursuant to the December 8, 1993 amendment in order to set a pre-tax earnings goal which the Committee believed was more realistic than that set forth in the original agreement, but was nonetheless an aggressive goal. The Committee believed that the amendment would give Mr. Grindstaff a strong incentive to improve the Company's earnings and to do so on a consistent basis over the entire four-year period, rather than maximizing earnings for two out of four years, as might have been the case under the original formulation. The Committee also believed that the amended bonus goal would enable Mr. Grindstaff to earn his bonus by increasing the profitability of the Company's existing business units without requiring him to pursue an aggressive acquisition strategy to realize the goal. The amended pre-tax earnings goal set by the Committee was based on increasing pre-tax earnings at a certain compound annual rate over the applicable period, using the pre-tax earnings for Mr. Grindstaff's first year, Fiscal 1993, as a base year. The change of control provision reflects the Committee's judgment that it is appropriate that Mr. Grindstaff be afforded the opportunity to earn a portion of his restricted stock bonus in spite of any change in control on or before January 31, 1998, but only to the extent that the Company has, on the date of the change in control, generated the interim cumulative pre-tax earnings used by the Committee to set the four-year cumulative pre-tax earnings per share goal.
  TAX DEDUCTIBILITY LIMIT
The Omnibus Budget Reconciliation Act of 1993 added a new Section 162(m) to the Internal Revenue Code. Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is no longer deductible by a company beginning in the 1994 tax year unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The Committee has reviewed the Company's executive compensation plans and believes that no executive officer of the Company is likely to be paid compensation exceeding $1 million in Fiscal 1995. The Committee will consider the requirements of Section 162(m) in authorizing or recommending future executive compensation arrangements.
                                                  David A. Chamberlain, CHAIRMAN
                                              John Diebold
                                              William A. Williamson, Jr.

STOCK PERFORMANCE GRAPH
The graph below compares the cumulative total stockholder return on the Company's common stock for the last five fiscal years with the cumulative total return of (i) the S&P 500 Index and (ii) a composite of the S&P Shoes Index and the S&P Textiles (Apparel Manufacturers) Index. The composite index is weighted 80% shoes and 20% textiles to reflect the approximate division in the Company's revenues between (i) its footwear businesses and (ii) its tailored clothing business. The graph assumes the investment of $100 in the Company's common stock, the S&P 500 Index and the composite index at the market close on January 31, 1989 and the reinvestment monthly of all dividends.

                    (Graph appears here, see appendix)

                     Jan. 89    Jan. 90    Jan. 91    Jan. 92    Jan. 93    Jan. 94
Genesco Inc.          100.0     113.33      73.33     100.00     193.33      73.33
S & P 500             100.0     114.46     124.07     152.22     168.33     190.00
Composite Index       100.0     126.73     170.18     282.34     297.70     222.39

                      APPROVAL OF INDEPENDENT ACCOUNTANTS
The board of directors, upon recommendation of its audit committee, has appointed Price Waterhouse as independent accountants to examine the financial statements of the Company and its subsidiaries for the Company's fiscal year ending January 31, 1995.
A representative of Price Waterhouse is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS APPOINTMENT AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.
                             SHAREHOLDER PROPOSALS
Mr. Joseph Bussetti, 52 South Lilburn Drive, Garnerville, New York, who owns 2,000 shares of Series 1 subordinated serial preferred stock and claims beneficial ownership of 28,000 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting:
     RESOLVED: That the stockholders of Genesco Inc., at a duly convened annual meeting, at which a quorum was present in person or by proxy, hereby request and recommend to the Board of Directors, as a means of promoting increased shareholder democracy, to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
Mr. Bussetti makes the following statement in support of his proposal:
     The proposal relating to cumulative voting for directors should be adopted by the shareholders for the following reasons:
     A major problem in today's corporate world is to make directors and management of a company more responsive to its shareholders. A recent example of this was the Paramount-Viacom-QVC battle, where the incumbent directors of Paramount, until compelled to do so by a court, opposed a higher offer for Paramount. Cumulative voting for directors is a means of empowerment for shareholders, giving them greater influence in the selection of directors, and through the directors, in the management of the affairs of the company. An
                                       26
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
     editorial in the Corporate Examiner stated: "Shareholders interested in promoting the democratic process should encourage corporate management by supporting resolutions which call for the adoption of cumulative voting." As explained in the proposed resolution, cumulative voting will have the effect of enabling shareholders to "cumulate" their votes for one or more directors rather than having those votes spread among all directors to be elected.
     Making it easier for shareholders to elect as directors someone other than the slate chosen by management and the incumbent directors can only help make the Board more responsive to the best interests of all shareholders, not just those on the inside. It is no coincidence that management will oppose this resolution on the false argument that each director should represent all shareholders. The reality is, without cumulative voting, it is difficult, if not impossible, for outside shareholders to have a voice on the board.
It is the opinion of the board of directors that each director should represent the interest of the Company and all of its shareholders. The board opposes cumulative voting for directors, because in the election of a slate of eight directors it would make it possible for a shareholder or a group of shareholders having approximately 11% of the Company's outstanding voting power (or approximately 10% of the votes cast in the last election of directors) to elect a director who might regard himself as representing only the special interests of those responsible for his election. The board believes that the election of directors who view themselves as representing or answerable to a limited group of shareholders could result in factionalism and discord among directors and thus impede the effective functioning of the board to the disadvantage of the Company and its shareholders generally.
The board supports the present method of electing directors by a plurality of the votes cast, which it believes encourages directors to manage the affairs of the Company for the benefit of all shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.
                     PROPOSALS FOR THE 1995 ANNUAL MEETING
Proposals of shareholders intended for inclusion in the proxy material for the 1995 annual meeting of shareholders must be received at the Company's offices at Genesco Park, P.O. Box 731, Nashville, Tennessee 37202-0731, attention of the Secretary, no later than January 11, 1995.

                        TABLE OF CONTENTS

                                      PAGE
Notice.............................     1
Voting Securities..................     3
Election of Directors..............     3
Security Ownership of Officers,
  Directors and Principal
  Shareholders.....................     9
Executive Compensation.............    12
Approval of Independent
  Accountants......................    26
Shareholder Proposal...............    26
Proposals for the 1995 Annual
  Meeting..........................    27


                                                           (Logo, see appendix)

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                             AND
                                                                 PROXY STATEMENT
                                                                  Annual Meeting
                                                                 of Shareholders
                                                                   June 22, 1994

*****************************************************************************
                           APPENDIX
*****************************************************************************

On the Notice Cover a logo of Genesco appears where indicated.

On Page 2 a logo of Genesco appears where indicated.

On Page 25 a Stock Performance Graph appears where indicated.
The plot points are defined in the table below where it appears.

On the last page (Back Cover) a logo of Genesco appears where indicated.